Exhibit 5.2

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.656.1307

May 17, 2023

ESGL Holdings Limited

101 Tuas South Avenue 2

Singapore 637226

Re:	ESGL Holdings Limited

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (File No. 333-269078) by ESGL Holdings Limited (the “Company”), a Cayman Islands exempted company (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering an offering of 9,002,331 warrants (collectively the “Warrants”), each Warrant entitling its holder to purchase one ordinary share of the Company.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that, upon the effectiveness of the Reincorporation Merger (as defined in the Registration Statement), each of the Warrants will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms.

We are opining solely on the laws of the State of New York. In addition, the foregoing opinion is qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP